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                                                                     EXHIBIT 4.2

                             STOCKHOLDERS' AGREEMENT

         STOCKHOLDERS' AGREEMENT dated as of July 31, 1998, by and among MedCath Holdings, Inc., a Delaware corporation (the "Company"), MedCath 1998 LLC ("KKR Fund"), Welsh, Carson, Anderson & Stowe VII, L.P. ("WCAS VII") and the several other stockholders named in Schedule I hereto under the heading "WCAS Stockholders" (WCAS VII and such other stockholders being hereinafter at times referred to as the "WCAS Stockholders" and, together with KKR Fund, as the "Stockholders").

         WHEREAS, the Company and the Stockholders, among other parties, have entered into a Contribution Agreement dated as of the date hereof (the "Contribution Agreement");

         WHEREAS, pursuant to the Contribution Agreement and on the terms and subject to the conditions set forth therein, the Stockholders, certain members of the management and related individuals and entities (the "Management Contributors"; provided, that unless the context otherwise requires, Charles D. Johnson shall also be deemed a Management Contributor) of MedCath Incorporated ("MedCath") and certain physicians who are stockholders of MedCath are contributing cash and/or shares of common stock, par value $.01 per share ("Common Stock"), of MedCath to the Company in exchange for shares of capital stock of the Company.

         WHEREAS, the Company and each of the Stockholders desire to make certain arrangements among themselves with respect to the matters set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

         Section 1. Voting Agreement. From and after the Closing Date (as defined in the Contribution Agreement), at each annual or special stockholders' meeting called for the election of directors, and whenever the stockholders of the Company act by written consent with respect to the election of directors, each Stockholder, severally and not jointly, agrees to vote or otherwise give such Stockholder's consent in respect of all shares of capital stock of the Company (whether now or hereafter acquired) owned by such Stockholder, and the Company shall take all necessary and desirable actions within its control, in order to cause (unless otherwise agreed by the WCAS Stockholders, KKR Fund and the Management Contributors then employed by the Company, except in the case of the provisos in clauses (b)(i) and (b)(ii), which can be waived or modified by agreement of the WCAS Stockholders and KKR Fund):

         (a) the authorized number of directors on the Board of Directors of the Company (the "Board") to be established at ten;

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         (b)      the election to the Board of:

                  (i) four directors designated by KKR Fund (each, a "KKR Designee"); provided, however, that the number of KKR Designees shall be reduced (x) by one to the extent that KKR Fund sells or transfers (other than Permitted Transfers pursuant to Section 3) at least one-fourth (but less than one-half) of its original number of shares of Common Stock, (y) by two to the extent that KKR Fund sells or transfers (other than Permitted Transfers pursuant to Section 3) at least one-half (but less than three-quarters) of its original number of shares of Common Stock and (z) by three to the extent that KKR Fund sells or transfers (other than Permitted Transfers pursuant to Section
                           3) at least three-fourths of its original number of shares of Common Stock;

                  (ii) three directors designated by the WCAS Stockholders (each, a "WCAS Designee"), it being understood that the WCAS Designee shall be selected by the holders of record of a majority of the Common Stock then held by the WCAS Stockholders; provided, however, that the number of WCAS Designees shall be reduced (x) by one to the extent that the WCAS Stockholders sell or transfer (other than Permitted Transfers pursuant to Section 3) in the aggregate at least one-third (but less than two-thirds) of their original number of shares of Common Stock and (y) by two to the extent that the WCAS Stockholders sell or transfer (other than Permitted Transfers pursuant to Section 3) at least two-thirds of their original number of shares of Common Stock;

                  (iii) two directors designated by the Management Contributors who are, at the time, full-time employees of the Company (each, a "Management Designee"), it being understood that the Management Designee shall be selected by the holders of record of a majority of the Common Stock then held by the Management Contributors who are, at the time, full-time employees of the Company and treating, for this purpose, shares of Common Stock held of record by (A) Page D. Johnson as if they were held of record by Charles W. Johnson and (B) P IV Limited Partnership and P V Limited Partnership as if they were held of record by Stephen R. Puckett; and

                  (iv) one independent director, who shall be an attorney having expertise in regulatory matters affecting the Company, designated by the other directors;


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all of which designees shall hold office, subject to their earlier removal in accordance with clause (c) below, the Bylaws of the Company and applicable corporate law, until their respective successors shall have been elected and shall have qualified;

         (c) the removal from the Board (with or without cause) of any director upon the written request of the Stockholder that designated such director (or, in the case of the director designated pursuant to clause (b)(iv) above, by written action of at least a majority of the other directors), but only upon such written request; and

         (d) upon any vacancy in the Board as a result of any individual designated as provided in clause (b) above ceasing to be a member of the Board, whether by resignation or otherwise, the election to the Board of an individual designated by the Stockholder that designated such individual.

Each Stockholder agrees to cooperate to have its designees to the Board be reasonably acceptable to each other designating party. The Stockholders acknowledge and agree that any KKR Fund executive is deemed to be an acceptable designee. Each Stockholder agrees to use its reasonable best efforts to cause its designees to the Board to vote or otherwise give such Director's consent to the creation and maintenance of:

         (a) an Executive Committee of the Board, consisting of three directors, one of whom is a KKR Designee, one of whom is a WCAS Designee and one of whom is a Management Designee, which Executive Committee shall manage the day-to-day business of the Company;

         (b) a Compensation Committee of the Board, consisting of three directors, one of whom is a KKR Designee, one of whom is a WCAS Designee and one of whom is chosen by the Management Designees, which Compensation Committee shall approve all grants of stock options to employees of the Company, all increases in compensation of officers of the Company, all annual bonuses granted to officers of the Company and all other employee benefits (including, without limitation, vacation policy, benefit plans, company automobiles and insurance) granted to officers of the Company; and

         (c) an Audit Committee of the Board of Directors, consisting of three directors, one of whom is a KKR Designee, one of whom is a WCAS Designee and one of whom is chosen by the Management Designees, which Audit Committee shall review and approve the financial statements of the Company as audited by the Company's independent certified public accountants.

         The Company shall promptly reimburse all reasonable out-of-pocket expenses incurred by any director of the Company in attending each meeting of the Board or any committee thereof. In addition, the Company shall grant each director (other than the


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Management Designee) 2,000 incentive stock options per annum to purchase Common
Stock of the Company as compensation for service on the Board. The Company shall also pay the Stockholders monitoring fees in the aggregate amount of $300,000 per annum, subject to annual adjustment based on the Company's size, to be allocated pro rata among the Stockholders based on their ownership of the Company. Upon the closing of the transactions contemplated by the Contribution Agreement and the consummation of the merger of MCTH Acquisition, Inc. with and into MedCath, each of KKR Fund and WCA Management Corporation, the investment adviser to WCAS VII, shall be entitled to a deal consummation fee in the amount of $2,250,000 from the Company.

         Section 2. Stockholder Voting Rights. (a) Without obtaining the approval of each of (i) a majority of the shares held of record by KKR Fund and its Affiliates (as defined below) and (ii) a majority of the shares held of record by the WCAS Stockholders and their Affiliates (as defined), the Company shall not and shall not permit any subsidiary of the Company to:

                  (i) appoint, dismiss or replace the Chief Executive Officer of the Company;
                  (ii) enter into any agreement for obtaining credit or financing from a third-party lender;
                  (iii) merge or consolidate with or into another corporation;
                  (iv) sell, transfer or dispose of all or substantially all of its assets;
                  (v) issue any securities or within four years after the date hereof register common stock in an initial public offering;
                  (vi) acquire, purchase or invest in any assets, other than in the ordinary course of business, or dispose of any assets, other than in the ordinary course of business;
                  (vii) approve its annual operating budget (including its expected capital expenditure budget);
                  (viii)   settle any material claims or litigation;
                  (ix) enter into any agreements for the development, operation or management of any new hospitals;
                  (x) engage in any transactions between the Company and any Affiliate of the Company;
                  (xi) declare, pay or accrue any dividends on any class of capital stock;
                  (xii)    amend its certificate of incorporation or by-laws;
                  (xiii)   enter into any material contracts; and
                  (xiv) appoint, create or maintain any committees of the Board, other than as contemplated herein.

         (b) Notwithstanding anything to the contrary herein, the approval of KKR Fund or the WCAS Stockholders, as the case may be, pursuant to Section 2(a) shall not be required with respect to any actions by the Company (other than to the extent required under applicable law) at any time after KKR Fund or the WCAS Stockholders, as the case may be, together with their respective Affiliates, own less than 15% of the shares of Common Stock held by such Stockholders, as the case may be, as of the date hereof.


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         Section 3. Transfer Restrictions. Each of the Stockholders agrees and acknowledges that it will not during a period of four years from the date hereof, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any such act being referred to herein as a "transfer") any shares of the Common Stock unless such transfer complies with this Agreement. Notwithstanding the foregoing, the Company acknowledges and agrees that any of the following transfers are deemed to be in compliance with the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the "Act") and this Agreement: (x) a transfer to an "affiliate" (as defined under Rule 405 of the rules and regulations promulgated under the Act) (an "Affiliate"); (y) a transfer made as part of a distribution by a Stockholder to its respective general or limited partners following an initial public offering of the Common Stock (together with transfers pursuant to clause (x), "Permitted Transfers"); or (z) a transfer made in connection with an offering of securities pursuant to the exercise of a Stockholder's registration rights; provided, however, that no transfers shall be made under this Agreement when the Company is "in registration" or for a period of 180 days after the closing of an initial public offering. Any such transferee shall agree in writing with the parties hereto to be bound by, and to comply with, all applicable provisions of this Agreement and to be deemed to be a Stockholder for purposes of this Agreement. Each Stockholder shall consult with the other Stockholders in good faith in order to minimize the adverse effect on the market price of the Company's stock resulting from the timing and size of any distributions or secondary public offerings.

         Section 4. Notice of Proposed Transfer. Prior to any proposed transfer of any shares of Common Stock of the Company (other than under the circumstances described in clause (x), (y) or (z) of Section 3), the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company (it being agreed that either Reboul, MacMurray, Hewitt, Maynard & Kristol or Simpson Thacher & Bartlett shall be satisfactory) to the effect that the proposed transfer of the shares of Common Stock may be effected without registration under the Securities Act, whereupon, subject to
Section 3, the holder of such shares shall be entitled to transfer such shares in accordance with the terms of its notice. Each certificate for shares transferred as above provided shall bear a legend to the effect that such shares are unregistered under the Securities Act and may not be transferred unless the shares have been registered under the Securities Act or an exemption from registration is available, unless (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act.


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         The foregoing restrictions on transferability of shares of Common Stock of the Company shall terminate as to any particular shares when (i) such shares shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in the registration statement concerning such shares or (ii) a holder of such shares is able to demonstrate to the Company (and its counsel) that the provisions of Rule 144(k) (or other equivalent rule) of the Securities Act are available to such holder without limitation. In either case, such holder of shares of Common Stock shall be entitled to receive from the Company, without expense, a new certificate not bearing a restrictive legend.

         Section 5. Right of First Refusal. Subject to transfers permitted under
Section 3, at any time/after the fourth anniversary of the Closing Date and prior to a public offering of Common Stock, a Stockholder (a "Selling Stockholder" for purposes of this Section 5) may sell for cash all or any portion of the capital stock of the Company held by him or it (whether now or hereafter acquired) at any time, pursuant to a bona fide offer from a third party, subject to such Selling Stockholder's compliance with the following provisions:

         (a) The Selling Stockholder shall promptly deliver a notice of intention to sell (a "Sale Notice") to (i) if the Selling Stockholder is a WCAS Stockholder or any of its Affiliates, KKR Fund or (ii) if the Selling Stockholder is KKR Fund or any of its Affiliates, the WCAS Stockholders (the "Offeree Stockholder") setting forth in reasonable detail the capital stock of the Company to be sold (the "Subject Securities"), the identity of the proposed purchaser and the proposed purchase price and terms of sale (including a copy of any written offer or indication of interest).

         (b) Upon receipt of a Sale Notice from the Selling Stockholder, the Offeree Stockholder shall have the first right and option to elect to purchase at the price and on the terms stated in the Sale Notice, all, but not less than all, of the Subject Securities. In the event that such Stockholder shall elect to purchase all or part of the Subject Securities, it shall so notify the Selling Stockholder within 20 days (the "Option Period") after the receipt by such Stockholder of the Sale Notice. Any such election shall be made by written notice (a "Notice of Election") to the Selling Stockholder.

         (c) If the Notice of Election with respect to the Subject Securities shall have been received as aforesaid by the Selling Stockholder, the Selling Stockholder shall sell such Subject Securities to the Offeree Stockholder at the price and on the terms stated in the Sale Notice. The closing of such sale of Subject Securities shall take place at the offices of the Company, or such other location as the Stockholders may mutually select, no later than 30 days following the expiration of the Option Period (or upon the expiration of such longer period if required by law), or such earlier date as may be agreed by the Stockholders. At such closing the Selling


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                  Stockholder shall deliver a certificate or certificates for the Subject Securities to be sold, accompanied by stock powers with signatures guaranteed and all necessary stock transfer taxes paid and stamps affixed, against receipt of the purchase price therefor by certified or official bank check in New York Clearing House Funds or by wire transfer of immediately available funds.

         (d) Any Subject Securities not sold pursuant to the provisions of this Section 5 may be sold (in compliance with Section 6 below) to the person identified in the related Sale Notice for a period of 60 days following the expiration of the Option Period or to any person or persons at a price not lower than the price specified in the Sale Notice and on other terms not materially more favorable to the purchaser than those specified in the Sale Notice. Any Subject Securities not sold by such 60th day shall again be subject to the restrictions contained in this Agreement.

         Section 6. Tag-Along Rights. (a) In the event that any Stockholder (for purposes of this Section 6, a "Selling Stockholder") proposes to sell, exchange, transfer or in any other manner dispose of shares of Common Stock held by such Selling Stockholder, whether in one transaction or in a series of related transactions (any of the foregoing, a "Sale"), then such Selling Stockholder shall give written notice (a "Notice of Intention to Sell") to the Company setting forth in reasonable detail the terms and conditions of such proposed Sale. In the event that the terms and/or conditions set forth in the Notice of Intention to Sell are thereafter amended in any respect, the Selling Stockholder shall give written notice (an "Amended Notice") of the amended terms and conditions of the proposed Sale to the Company. Within three business days after its receipt of any Notice of Intention to Sell or any Amended Notice, the Company shall forward copies thereof to each of the other Stockholders. The Selling Stockholder shall provide additional information with respect to the proposed Sale as reasonably requested by the Stockholders.

         (b) Each Stockholder other than the Selling Stockholder shall have the right, exercisable upon written notice to the Company within 20 days after such Stockholder's receipt of any Notice of Intention to Sell, or, if later, within 7 days of such Stockholder's receipt of the most recent Amended Notice, to participate in the proposed Sale by the Selling Stockholder to the proposed purchaser on the terms and conditions set forth in such Notice of Intention to Sell or the most recent Amended Notice, as the case may be (such participation rights being hereinafter referred to as "tag-along" rights). Each Stockholder may participate with respect to the shares of Common Stock owned by such Stockholder in an amount equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock owned by such Stockholder by (ii) a fraction, the numerator of which is equal to the number of shares of Common Stock proposed to be sold or transferred by the Selling Stockholder and the denominator of which is the aggregate number of shares of Common Stock owned by the Selling Stockholder and any other participating Stockholders or other holders who have been granted the same rights to participate in such proposed Sale. Any Stockholders that have not notified the


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Company of their intent to exercise tag-along rights within 7 days of receipt of an Amended Notice shall be deemed to have elected not to exercise such tag-along rights with respect to the Sale contemplated by such Amended Notice (regardless of their election pursuant to the Notice of Intention to Sell relating to such
Sale). If one or more Stockholders or other holders of shares of Common Stock who have been granted the same rights to participate in such proposed Sale granted to the Stockholders hereunder elect not to include the maximum number of shares of Common Stock which such holders would have been permitted to include in a proposed Sale, the Selling Stockholders, or such remaining holders of shares of Common Stock, or any of them, may sell in the proposed Sale a number of additional shares of Common Stock owned by any of them equal to their pro rata portion of the number of shares of Common Stock eligible to be included in the proposed Sale and not so elected to be included (the "Eligible Shares"), based on the relative number of shares of Common Stock then held by each such holder, and such additional shares of Common Stock which any such holder or holders propose to sell shall not be included in any calculation made pursuant to the second sentence of this Section 6(b) for the purpose of determining the number of shares of Common Stock which the Stockholder will be permitted to include in a proposed Sale. The Stockholders may sell in the proposed Sale additional shares of Common Stock owned by them equal to any remaining Eligible Shares which will not be included in the proposed Sale pursuant to the foregoing.

         (c) Each Stockholder participating in the proposed Sale shall deliver to the Company, as agent for such participating Stockholder, for transfer to the proposed acquiror one or more certificates, properly endorsed for transfer or accompanied by stock transfer powers duly endorsed for transfer, with all stock transfer taxes paid and stamps affixed, that represent the number of shares of Common Stock that such Stockholder elects to dispose of pursuant to
Section 6(b). The consummation of such proposed Sale shall be subject to the sole discretion of the Selling Stockholder, who shall have no liability or obligation whatsoever to any other Stockholder participating therein other than to obtain for such Stockholder the same terms and conditions as those set forth in the Notice of Intention to Sell or any Amended Notice.

         (d) A stock certificate or certificates representing the number of shares of Common Stock to be disposed of by any Stockholder pursuant to Section 6(b) hereof shall be transferred by the Company to the purchaser upon the consummation of the Sale pursuant to the terms and conditions specified in the Notice of Intention to Sell or the Amended Notice and the Company shall promptly thereafter remit to such Stockholder (i) that portion of the proceeds of the Sale to which such Stockholder is entitled by reason of such participation and
(ii) a stock certificate representing any balance of shares of Common Stock that were not so disposed of (or all shares of Common Stock, in the event the proposed Sale is not consummated).

         (e) Anything herein to the contrary notwithstanding, no tag-along rights of any Stockholder shall apply hereunder with respect to (i) a transfer by any other Stockholder to an Affiliate of such Stockholder; (ii) any distributions or transfers by a Stockholder which is a partnership to its partners (including any of its limited partners);


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(iii) in the case of a Stockholder who is an individual, transfer by such
Stockholder to the spouse or lineal descendants of such Stockholder, including, without limitation, transfer by bequest or devise, or to a trust or trusts for the benefit of such Stockholder or any of the foregoing; or (iv) transfers made in connection with a public offering; provided that in cases (i), (ii) or (iii), such transferee agrees to become a party to this Agreement.

         Section 7. Covenant Not to Compete. In consideration of the Company entering into this Agreement with the Stockholders, each of KKR Fund, WCAS VII and their respective affiliated investment vehicles agrees effective as of the date hereof, for so long as such Stockholder owns any shares of the Company and for a period of one year thereafter (the "Noncompete Period"), such Stockholder shall not, directly or indirectly, engage in any business which principally engages in owning or managing cardiac care hospitals, centers or clinics in the United States. For purposes of this Agreement, the phrase "directly or indirectly engage in" shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer or otherwise (other than an ownership position of less than 5% in any company whose shares of stock are publicly traded); provided, however, that nothing in this Agreement shall prevent KKR Fund or WCAS VII or any of their respective Affiliates from owning or having a financial interest in any general acute care hospitals, centers or clinics.

         Section 8. Legend on Stock Certificates. Each certificate representing shares of Common Stock shall, conspicuously bear the following legend until such time as the shares represented thereby are no longer subject to the provisions hereof:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDERS' AGREEMENT DATED AS OF JULY 31, 1998 BETWEEN MEDCATH HOLDINGS, INC. (THE "COMPANY") AND THE STOCKHOLDER NAMED ON THE FACE HEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

         The Company covenants that it shall keep a copy of this Agreement on file at the address listed in Section 16 for the purpose of furnishing copies to the parties hereto.

         Section 9. Duration of Agreement. This Agreement shall terminate upon the earliest to occur of (i) the sale, lease or transfer, whether direct or indirect, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any person or persons, or (ii) with respect to any Stockholder, the date on which such Stockholder no longer owns any shares of Common Stock; provided, however, that the obligations of a Stockholder set forth in Section 7 hereof shall survive any termination of this Agreement pursuant to this Section 9.


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         For purposes of this Section 9: (i) the term "person" shall have the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable, (ii) the term "beneficial owner" shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events and (iii) any person will be deemed to beneficially own any voting stock of the Company so long as such person beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of a registered holder of the voting stock of the Company.

         Section 10. Management. Notwithstanding anything to the contrary in
Section 1 hereof, on and after the date hereof and for so long as it owns any equity or debt securities of the Company, each of KKR Fund and WCAS VII shall have the right to elect at least one member of the Board of Directors of the Company and shall also have the right to substantially participate in and substantially influence the conduct of the Company's management and its business through such Stockholder's representation on the Company's Board of Directors.

         Section 11. Nondisclosure of Confidential Information. (a) At any time during or after the term of this Agreement, none of the Stockholders shall, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while such Stockholder owns shares of Common Stock, in the business of and for the benefit of the Company, (ii) as determined in such Stockholder's sole discretion, to providers or prospective providers of financing to the Stockholder, (iii) to any general or limited partners or members (if applicable) of such Stockholder, or any of their respective partners or members or (iv) when required to do so by a court of competent jurisdiction, by ally governmental agency having supervisory authority over the business of the Company, or by an administrative body or legislative body (including a committee thereof) with jurisdiction to order such Stockholder to divulge, disclose or make accessible such information; provided, that notwithstanding the provisions of clause (iii) above, no Stockholder shall divulge, disclose or make accessible to any limited partner of such Stockholder or ally limited partner of any member of such Stockholder Confidential Information regarding the markets in which the Company is considering or engaged in market development activities or the identities of prospective joint venture partners. For purposes of this Section 11(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plan and other non-public, proprietary and confidential information of the Company, its subsidiaries or their respective subsidiaries as in existence as of the date of the termination of this Agreement that, in any case, is not otherwise available to the public (other than by the Stockholder's breach of the terms hereof).


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         (b)      Notwithstanding any other provision of this Agreement, the
Company shall be the only party entitled to enforce any rights or obligations arising pursuant to Section 11(a).

         Section 12. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company and the other Stockholders as follows:

         (a) The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of applicable law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which such Stockholder or any of its or his properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

         (b) This Agreement has been duly executed and delivered by such Stockholder, and when executed by the other parties hereto will constitute the legal, valid and binding obligation of such Stockholder, enforceable in accordance with its terms.

         Section 13. Headings. Headings of articles, sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or be deemed to constitute a part hereof.

         Section 14. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

         Section 15. Benefits of Agreement. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any position herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that the Management Contributors shall be entitled to rights as third-party beneficiaries with respect to the provisions of Section 1 hereof (other than the provisos in clauses (b)(i) and (b)(ii) of Section 1). Notwithstanding anything in this Section 15 to the contrary, subject to compliance with the terms of this Agreement, each Stockholder shall have the right to assign its interests hereunder to any transferee of the capital stock of the Company held by such Stockholder in compliance with this Agreement; provided, however, that the rights of a Stockholder to designate directors pursuant to Section 1 are limited to the parties hereto and shall not be assigned or transferred to any transferee; and provided, further, that any transferee shall agree in writing with the parties hereto to be bound by, and to comply with, all applicable provisions of this Agreement and to be deemed to be a Stockholder for purposes of this

Agreement. In addition, each Stockholder shall have the right, without the consent of the other parties hereto, to assign its rights as an Offeree Stockholder under Section 5 to any Affiliate of such Stockholder.

         Section 16. Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient and received if contained in a written instrument delivered in person or by courier or duly sent by first class certified mail, postage prepaid, or by facsimile addressed to such party at the address or facsimile number set forth below:

         (1)      if to the Company, to it at:

                           MedCath Holdings, Inc.
                           7621 Little Avenue, Suite 106
                           Charlotte, North Carolina 28226
                           Attention: Richard J. Post
                           Facsimile: 704-541-2615

         (2)      if to KKR Fund, to it at:

                           c/o Kohlberg Kravis Roberts & Co.
                           2800 Sand Hill Road, Suite 200
                           Menlo Park, California 94025
                           Attention: Edward A. Gilhuly
                           Facsimile: 650-233-6544

         (3)      if to a WCAS Stockholder, to it at:

                           Welsh, Carson, Anderson & Stowe
                           320 Park Avenue, Suite 2500
                           New York, New York 10022
                           Attention: Paul B. Queally
                           Facsimile: 212-893-9575

or, in any case, at such other address or facsimile number as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal or courier delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing and (c) in the case of facsimile, when received.

         Section 17. Modification. Neither this Agreement nor any provision hereof may be modified, changed, discharged or terminated except by an instrument in writing signed by the Stockholders; provided, however, that the provisions of Sections 2 and 7 may be modified, changed, discharged or terminated only by a written instrument signed by the Stockholders and the Company, and, in the case of Section 7 only, following a good faith determination by the Board of Directors of the Company that any such modification, change, discharge or termination of the provisions of Section 7 will not have a material adverse effect on the Company; and provided, further, that the provisions of Section 1 (other than the provisos in clauses (b)(i) and (b)(ii)) may not be modified, changed, discharged or terminated without the written consent of the Management Contributors.

         Section 18. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         SECTION 19. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, ENFORCEABLE UNDER, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO TRANSACTIONS TO BE PERFORMED WITHIN THAT STATE.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement is a sealed instrument, all as of the day and year first above written.



                                       MEDCATH HOLDINGS, INC.



                                       By: /s/  MedCath Holdings, Inc.
                                          --------------------------------------
                                       Name:
                                       Title:


                                       MEDCATH 1998 LLC

                                       By: KKR 1996 FUND, L.P.,
                                                a Member

                                       By: KKR Associates 1996, L.P.,
                                              its General Partner

                                       By: KKR 1996 GP LLC,
                                           its General Partner



                                       By: /s/ Edward A. Gilhuly
                                          --------------------------------------
                                       Name:  Edward A. Gilhuly
                                       Title: Member

                                       WELSH, CARSON, ANDERSON
                                       & STOWE VII, L.P.
                                       By WCAS VII Partners, L.P.
                                       General Partner



                                       By: /s/ illegible signature
                                          --------------------------------------
                                                     General Partner



                                       WCAS HEALTHCARE PARTNERS, L.P.
                                       By: WCAS HP PARTNERS
                                       General Partner



                                       By: /s/ illegible signature
                                          --------------------------------------
                                                     General Partner



                                       Patrick J. Welsh
                                       Russell L. Carson
                                       Bruce K. Anderson
                                       Richard H. Stowe
                                       Andrew M. Paul
                                       Thomas E. McInerney
                                       Robert A. Minicucci
                                       Anthony J. de Nicola
                                       Paul B. Queally



                                       By: /s/ illegible signature
                                           -------------------------------------
                                       Name:
                                       Individually and as Attorney-in-Fact



                                       /s/ Lawrence B. Sorrell
                                       -----------------------------------------
                                       Lawrence B. Sorrell



                                       /s/ Rudolph E. Rupert
                                       -----------------------------------------
                                       Rudolph E. Rupert



                                       /s/ D. Scott Mackesy
                                       -----------------------------------------
                                       D. Scott Mackesy



                                       /s/ James T. Kelly
                                       -----------------------------------------
                                       James T. Kelly

                        SCHEDULE I -- WCAS STOCKHOLDERS

Welsh, Carson, Anderson & Stowe VII, L.P.
WCAS Healthcare Partners, L.P.
Patrick J. Welsh
Russell L. Carson
Bruce K. Anderson
Richard H. Stowe
Andrew M. Paul
Thomas E. McInerney
Robert A. Minicucci
Anthony deNicola
Paul B. Queally
Lawrence B. Sorrell
Rudolph E. Rupert
D. Scott Mackesy
James T. Kelly